EXHIBIT 99.1

Apyx Medical Corporation Announces Retrospective Clinical Publication Evaluating Clinical Benefit of Renuvion® Used In Combination With Liposuction

Analysis showed that liposuction followed by helium plasma RF was associated with higher patient-reported satisfaction with abdominal appearance, lower abdominoplasty and revision rates, and comparable complication rates versus conventional liposuction alone.

Clearwater, Fla. - May 14, 2026 – Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical”; the “Company”), the leader in surgical aesthetics products marketed and sold as Renuvion® and the AYON Body Contouring System™ (AYON), today announced the publication of a new retrospective investigator-initiated study in Plastic and Reconstructive Surgery - Global Open1. The study evaluated patient-reported outcomes following liposuction with and without helium plasma radiofrequency (Renuvion).

The results demonstrate that adding Renuvion to liposuction resulted in statistically significant improvements in patient-reported satisfaction with abdominal appearance and excess skin, along with lower rates of abdominoplasty and surgical revisions, while maintaining comparable complication rates to power-assisted liposuction.

Key Findings from the 113‑Patient Study:

●	Patients treated with Renuvion reported statistically higher satisfaction with reduced appearance of excess skin (Body‑Q score 87.8 vs. 73.8; p=0.03)
●	Among patients who did not undergo abdominoplasty, satisfaction with abdominal appearance was also statistically higher (68.8 vs. 45.0; p=0.039)
●	The rate of patients requiring abdominoplasty was more than 50% lower in the Renuvion group compared to the group receiving power-assisted liposuction only (30.0% vs. 67.1%)
●	Revision rates were significantly lower in the Renuvion group (12.0% vs. 37.5%; p=0.038)
●	Complication rates remained similar between groups (2.5% vs. 2.7%)

“This study adds to the growing body of clinical evidence supporting the use of Renuvion in aesthetic body contouring,” said Charlie Goodwin, President and Chief Executive Officer of Apyx Medical. “With more than 2 million liposuction procedures performed globally each year*, these statistically significant improvements in patient satisfaction and reduced revision rates underscore the value Renuvion provides to aesthetic surgeons and their patients.”

The retrospective study, led by Pablo D. Huber, MD, evaluated long-term (>12 month) Body-Q® patient-reported outcomes, procedural data, and safety profiles across 113 patients treated by a single surgeon. The Renuvion cohort (power-assisted liposuction + Renuvion) consistently reported higher satisfaction with skin quality and abdominal contour, with no increase in complications.

Apyx Medical’s latest technology, the AYON Body Contouring System™, builds on the proven foundation and technology of Renuvion, leveraging decades of clinical evidence and real-world experience to deliver precise, efficient, and effective energy-based solutions in an all-in-one system.

1A digital version of the clinical publication is available via the following link:  https://journals.lww.com/prsgo/pages/articleviewer.aspx?year=2026&issue=03000&article=00014&type=Fulltext

*Source: ISAPS 2024 Survey

About AYON Body Contouring SystemTM:

AYON is a groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, and Renuvion’s tissue contraction and electrosurgical capabilities, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. With advanced features like LIFT Technology for real-time adjustments and Renuvion for enhanced tissue contraction, AYON sets a new standard in surgical care, streamlining procedures and maximizing patient outcomes. Backed by Apyx Medical’s expertise and evidence-based design, AYON delivers consistent, reliable performance and an unmatched return on investment. As the first of its kind, AYON is revolutionizing body contouring and shaping the future of aesthetic surgery. In October 2025, the Company filed an additional 510(k) for the label expansion of AYON to include power liposuction.

About Apyx Medical Corporation:

Apyx Medical Corporation is a surgical aesthetics company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® and the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The AYON Body Contouring System is an FDA-cleared, groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, electrosurgical capabilities and Renuvion for tissue contraction, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com